HFF Inc. Underwriter Syndicate Members

Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Wachovia Capital Markets, LLC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.